Exhibit 10.2

BOARD OBSERVER AGREEMENT

THIS BOARD OBSERVER AGREEMENT (the “Agreement”) dated as of July 31, 2026 (the “Execution Date”), by and between Marpai, Inc., a Delaware corporation (the “Company”), Mitchell Family Trust II, a shareholder of the Company (the “Investor”) and Steve Mitchell (the “Observer”).

WHEREAS, in connection with the Investor’s completed investment of $ 3 million in the Company, the Company, the Investor and the Observer mutually agree to nominate the Observer as a board observer of the Company as a representative of the Investor, and grant the Observer board observer rights as otherwise contained herein.

NOW THEREFORE, in consideration of the mutual promises and covenants hereinafter set forth, the Company and the Observer agree as follows:

1. Observer Rights. The Company shall invite the Observer to attend all regularly scheduled meetings of the Board of Directors of the Company (the “Board”), in a non-voting observer capacity and, in this respect, shall provide such Observer all notices and other materials provided to the members of the Board relating to such meeting of the Board, for a period of two (2) years from the Execution Date, provided that the Investor continues to own at least 3,000 shares of the Company’s Series A Convertible Preferred Stock.

2. Reservation of Rights. Notwithstanding the foregoing, the Company: (A) may withhold any information and/or exclude the Observer from any meeting or any portion thereof, as is reasonably determined by the Chairman of the Board or a majority of the members of the Board, to be necessary for purposes of confidentiality, competitive factors, attorney-client privilege or any other reasonable purpose and (B) in no event shall the failure to provide the notice described in Section 1 above invalidate in any way any action taken at a meeting of the Board.

3. Observer Acknowledgements. The Observer agrees that:

3.1 It will treat any non-public information (whether oral or written, or electronic media) concerning the financial data, strategic business plans, and other non-public, proprietary and confidential information concerning the Company and its subsidiaries, which has been or will be furnished on behalf of the Company (herein collectively referred to as “Confidential Information”) in accordance with the provisions of this Agreement, and to take or refrain from taking certain actions hereinafter set forth.

3.2 It shall safeguard the Confidential Information and use the Confidential Information solely within the scope of the role as an Observer, that the Confidential Information will be kept confidential, and that the Observer will not disclose any of the Confidential Information in any manner whatsoever; provided, however, that the Observer may make any disclosure of such information without being deemed to be in breach of this letter agreement (a) to which the Company (either by a majority of the Board or by any one of the named executive officers of the Company) gives its prior written consent, and (b) in the event and to the extent required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order you to divulge, disclose or make accessible such information, subject to Section 3.3 below.

3.3 If the Observer is requested or required by law, regulation or legal process (including requests for information, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Observer will promptly provide the Company with written notice of any such request or requirement so that the Company may seek an appropriate protective order or consider waiving the Observer’s compliance with the confidentiality provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, the Observer is legally required to disclose Confidential Information, the Observer may disclose only that portion of such information as is legally required; provided, that the Observer agree to use its reasonable efforts to obtain assurances that confidential treatment will be accorded such information.

3.4 The Observer hereby acknowledges that it is aware that the United States securities laws prohibit any person who has received from an issuer material, non-public information concerning the matters which are the subject of this Agreement from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities. The Observer further acknowledges that the Company shall not be liable for the Observer’s use of any material non-public information provided pursuant to this Agreement that results in the Observer’s violation of any law or regulation.

3.5 At any time upon the request of the Company, the Observer will promptly deliver to the Company or destroy, within 5 days of such request, any and all Confidential Information that has been previously provided to the Observer. The Observer shall provide proof, to the Company’s sole satisfaction, of the destruction of the Confidential Information. Notwithstanding any such return, destruction or retention of the Confidential Information, the Observer will continue to be bound by the obligations of confidentiality and other obligations hereunder which shall survive the termination of this Agreement.

4. Non-Solicitation and Non-Disparagement. During the period beginning on the Execution Date and expiring on the second (2nd) anniversary of the termination of the rights granted to the Observer pursuant to this Agreement, the Observer shall not, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity: (i) solicit, aid or induce any employee, representative or agent of the Company to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; or (ii) make any public statement that is intended to or could reasonably be expected to disparage the Company or any shareholder of the Company. The Observer acknowledges the enforceability of this covenant and agrees that this covenant is necessary to protect the goodwill attributed to the business of the Company.

5. Termination

5.1 If at any time the Investor is no longer entitled to designate the Observer under this Agreement, the Observer shall no longer be entitled to the rights and privileges set forth in this Agreement.

5.2 The Company may also terminate this Agreement upon written notice to the Observer and the Investor on the date on which the Board determines that an act or failure to act by the Observer constitutes Cause. For purposes of this Agreement, “Cause” means: (a) the Observer’s commission of, indictment for, or entry of a plea of guilty or nolo contendere to a felony (excluding vehicular crimes) or a crime of moral turpitude; (b) the Observer’s material breach of any material obligation under this Agreement or under any Company’s policies and procedures, and the Observer’s failure to cure the same (if capable of cure, as determined by the Board) within five days after written notice is delivered to the Observer specifying the manner in which the Board believes that the Observer has materially breached such obligation; (c) any act of fraud, embezzlement, theft, or misappropriation from the Company or its subsidiaries by the Observer; (d) the Observer’s willful misconduct or gross negligence with respect to any material aspect of the Company’s business that has a material adverse effect on the Company or its subsidiaries; or (e) the Observer’s commission of an act of material dishonesty resulting in material reputational, economic, or financial injury to the Company or its subsidiaries. Upon termination, the Observer shall no longer have any rights or privileges under this Agreement; provided that no termination of this Agreement shall affect the rights or obligations provided in Sections 3, 4 and 6, which shall survive such termination, or affect any other provision of this Agreement that is intended or contemplated to survive such termination as provided herein. Upon termination for Cause, the Investor shall have the right to appoint an Observer under this Agreement, subject to such replacement Observer’s execution and delivery of a board observer agreement substantially in the form of this Agreement.

6. General Provisions.

6.1 Equitable Relief. The parties agree that irreparable damage, for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached. It is accordingly agreed that, prior to the valid termination of this Agreement pursuant to Section 5, the parties will be entitled to an injunction or injunctions, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement. Prior to the valid termination of this Agreement pursuant to Section 5, the parties agree not to assert that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law, or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party pursuing an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.1 will not be required to provide any bond or other security in connection with any such order. Except as otherwise provided in this Agreement, the remedies available to the parties pursuant to this Section 6.1 will be in addition to any other remedy to which they were entitled at law or in equity, and the election to pursue an injunction or specific performance will not restrict, impair or otherwise limit any party from seeking the payment of any liabilities, losses, damages, costs, or expenses related to any breach of this Agreement.

6.2 Assignment. This Agreement and the rights granted to the Observer hereunder and personal to the Observer and may not be assigned to any other person; provided however, that this Agreement and all of the rights granted to the Observer hereunder may be assigned solely with the express written consent of the Company.

6.3 Successors and Assigns. Except as otherwise expressly provided herein, the terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors and assigns of the parties.

6.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the choice of law principles thereof. In the event of a dispute hereunder, there shall be exclusive jurisdiction in the Federal and State courts sitting in the City, County and State of New York.

6.5 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.6 Headings. The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Agreement, unless the context indicates otherwise.

6.7 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

6.8 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, arrangements or understandings related to the subject matter hereof. This Agreement may not be modified, amended or terminated except by a written agreement specifically referring to this Agreement signed by all of the parties hereto.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

COMPANY:

MARPAI, INC.

By:	/s/ Steve Johnson
Name:	Steve Johnson
Title:	CFO

INVESTOR: Mitchell Family Trust II

By:	/s/ Brent Cating
Name:	Brent Cating
Title:	Trustee

OBSERVER: Steve Mitchell

By:	/s/ Steve Mitchell
Name:	Steve Mitchell
Title: